EXHIBIT 4.4
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THE  WARRANT  AND  THE  SECURITIES   ISSUABLE  UPON  EXERCISE  OF  THIS  WARRANT
(COLLECTIVELY, THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS ("BLUE SKY LAWS"). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH BOTH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT NO REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS, AND ASSURANCES THAT THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL BE MADE ONLY IN COMPLIANCE WITH THE CONDITIONS OF ANY SUCH REGISTRATION OR EXEMPTION.

                   WARRANT TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                             PROUROCARE MEDICAL INC.

Warrant No. 22                                               Plymouth, Minnesota
                                                                   July 19, 2004

     THIS CERTIFIES THAT, for value received, Vladimir Drits, or its successors or assigns (collectively, the "Holder") is entitled to purchase from ProUroCare Medical Inc. (the "Company"), Ten Thousand (10,000) fully paid and nonassessable shares (the "Shares") of the Company's common stock, $.00001 par value (the "Common Stock"), at an exercise price of Two Dollars and No/100 ($2.00) per Share (the "Exercise Price"), subject to adjustment as herein provided. This warrant shall be exercisable only to the extent that all, or any part thereof, has vested in the Holder. This Warrant may be exercised by Holder at any time after the date hereof; provided, however, that, Holder shall in no event have the right to exercise this Warrant or any portion thereof after five years from the date hereof, at which time all of Holder's rights hereunder shall expire.

     This Warrant is subject to the following provisions, terms and conditions:

     1. Vesting. The warrant shall vest on a pro rata basis in equal monthly installments over a thirty-six (36) month period, beginning on the date of the first month anniversary of the date of this warrant and continuing on each monthly anniversary date (hereinafter referred to singularly as a "Vesting Date" and collectively as "Vesting Dates") until the warrant is fully vested.

     2. Exercise of Warrant. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to any fractional shares of Common Stock), by the surrender of this Warrant (properly endorsed, if required, at the Company's principal office in Plymouth, Minnesota, or such other office or agency of the Company as the Company may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Company at any time within the period above named), and upon payment to it by certified check, bank draft or cash of the purchase price for such Shares. The Company agrees that the Shares so purchased shall be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment for such Shares shall have been made as aforesaid. Certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding 30 days, after the rights represented by this Warrant shall have been so exercised and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time. The Company may require that any such new Warrant or any certificate for Shares purchased upon the exercise hereof bear a legend substantially similar to that which is contained on the face of this Warrant.

     3. Transferability of this Warrant. This Warrant is issued upon the following terms, to which Holder consents and agrees:

     (a) Until this Warrant is transferred on the books of the Company, the Company will treat the Holder of this Warrant, registered as such on the books of the Company, as the absolute owner hereof for all purposes without effect given to any notice to the contrary.

     (b) This Warrant may not be exercised, and this Warrant and the Shares underlying this Warrant shall not be transferable, except in compliance with all applicable state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders.

     (c) The Warrant may not be transferred, and the Shares issuable upon exercise of this Warrant, may not be transferred without the Holder obtaining an opinion of counsel, which opinion and counsel are satisfactory to the Company, stating that the proposed transaction will not result in a prohibited transaction under the Securities Act and applicable Blue Sky Laws. By accepting this Warrant, the Holder agrees to act in accordance with any conditions imposed on such transfer by any such opinion of counsel.

     (d) Neither the issuance of this Warrant nor the issuance of the Shares issuable upon exercise of this Warrant have been registered under the Securities Act.

     4. Certain Covenants of the Company. The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant, upon issuance and full payment for the Shares so purchased, will be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue hereof, except those that may be created by or imposed upon the Holder or its property; and, without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such actions as may be required to ensure that the par value per share of the Common Stock is at all times equal to or less than the Exercise Price per Share issuable pursuant to this Warrant. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, free of preemptive or other rights, for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant.

     5. Adjustment of Exercise Price and Number of Shares. The Exercise Price and number of Shares are subject to the following adjustments:

     (a) Stock Dividend, Stock Split or Stock Combination. If (i) any dividends on any class of the Company's capital stock payable in Common Stock or securities convertible into or exercisable for Common Stock (collectively, "Common Stock Equivalents") shall be paid by the Company, (ii) the Company shall divide its then-outstanding shares of Common Stock into a greater number of shares, or (iii) the Company shall combine its outstanding shares of Common Stock, by reclassification or otherwise, then, in any such event, the Exercise Price in effect immediately prior to such event shall (until


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


adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) equal to the quotient of (x) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the Exercise Price in effect immediately prior to such event, divided by (y) the total number of shares of Common Stock outstanding immediately after such event. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than $.05 per Share; but any such adjustment not required then to be made shall be carried forward and shall be made at the time and together with the any subsequent adjustment(s) which, together with any adjustment(s) so carried forward, shall amount to not less than $.05 per Share.

     (b) Number of Shares Issuable on Exercise of Warrants. Upon each adjustment of the Exercise Price pursuant to this Section, the Holder shall thereafter (until another such adjustment) be entitled to purchase, at the adjusted Exercise Price, the number of Shares, calculated to the nearest full Share, equal to the quotient of (i) the product of (A) the number of Shares issuable under this Warrant (as then adjusted pursuant hereto prior to the current adjustment), multiplied by (B) the Exercise Price in effect prior to such adjustment, divided by (ii) the adjusted Exercise Price.

     (c) Notice of Adjustment. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares of Common Stock issuable upon the exercise of the Warrant, then, and in each such case, the Company shall within 30 days thereafter give written notice thereof, by first-class mail, postage prepaid, addressed to each Holder as shown on the books of the Company. Any such notice shall state the adjusted Exercise Price and adjusted number of Shares issuable upon the exercise of the Warrant, and shall set forth in reasonable detail the methods of calculation of such adjustments and the facts upon which such calculations were based.

     (d) Effect of Reorganization, Reclassification or Merger. If at any time while this Warrant is outstanding there should be (i) any reorganization of the Company's capital stock (other than splits or combinations of Common Stock contemplated by and provided for in Section 5(a)), (ii) any consolidation or merger of the Company with another corporation, limited liability company, partnership or other business entity, or any sale, conveyance, lease or other transfer by the Company of all or substantially all of its property to any other corporation, limited liability company, partnership or other business entity, which is effected in such a manner that the holders of Common Stock shall be entitled to receive cash, stock, securities or assets with respect to or in exchange for Common Stock, or (iii) any dividend or any other distribution upon any class of the Company's capital stock payable in capital stock of a different class, other securities of the Company, or other Company property (other than cash), then, as a part of such transaction, lawful provision shall be made so that Holder shall have the right thereafter to receive, upon the exercise hereof, the number of shares of stock or other securities or property of the Company or of the successor entity resulting from a consolidation or merger, or of the entity to which the property of the Company has been sold, conveyed, leased or otherwise transferred, as the case may be, which the Holder would have been entitled to receive upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer, if this Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer. In any such case, appropriate adjustments (as determined by the Company's board of directors) shall be made in the application of the provisions of this Warrant to the end that the provisions set forth herein shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrant as if the Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, such consolidation, merger, sale, conveyance, lease or other transfer and the Holder had carried out the terms of the exchange as provided for by such capital reorganization, consolidation or merger. The Company shall not effect any such capital reorganization, consolidation, merger or transfer unless, upon or prior to the consummation thereof, the successor entity or the entity to which the property of the Company has been sold, conveyed, leased or otherwise transferred shall assume in writing the obligation to deliver to the Holder such shares of stock, securities, cash or property which the Holder shall be entitled to purchase in accordance with the foregoing provisions.


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

     6. No Rights as Shareholder. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company.

     7. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts-of-law provisions.

     8. Amendments and Waivers. The provisions of this Warrant may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given, unless the Company agrees in writing and has obtained the written consent of the Holder.

     9. Successors and Assigns. All the terms and conditions of this Warrant shall be binding upon and inure to the benefit of the permitted successors and assigns of the Company and Holder.

     10. Headings and References. The headings of this Warrant are for convenience only and shall not affect the interpretation of this Warrant. Unless the context indicates otherwise, all references herein to Sections are references to Sections of this Warrant.

     11. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing. Notices sent to the Holder shall be mailed, hand delivered or faxed and confirmed to the Holder at his, her or its address set forth in the Company's records. Notices sent to the Company shall be mailed, hand delivered or faxed and confirmed to ProUroCare Medical Inc., One Carlson Parkway, Suite 124, Plymouth, Minnesota 55447, or to such other address as the Company or the Holder shall notify the other as provided in this Section.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on the date first set forth above.


PROUROCARE MEDICAL INC.


By:  /s/Michael Grossman
  --------------------------------------
  MICHAEL P. GROSSMAN, President and CEO


ATTEST:

By:  /s/Richard Thon
  --------------------------------------
  RICHARD THON, Chief Financial Officer




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